Exhibit 99.1

January 24, 2013

Dear AXION Shareholders,

I am pleased to announce that AXION International has advanced from a company in the product development, proof-of-concept stage to a company delivering solid growth towards profitability. We recently announced that revenues increased 124% to $4.9 million for the nine months ended September 30, 2012 compared to the same period in 2011. We are very pleased with our financial trends that show increased revenues and decreased operating and net loss. The investments we have made, and continue to make, in product development, manufacturing, marketing and sales are aimed at building a more valuable company for our shareholders. We have broadened our client base and now address a growing number of industry verticals. We plan to announce important developments within these new verticals in the coming months. During our third quarter earnings conference call we announced our confidence that AXION will continue to grow revenues and build on all aspects of our business.

AXION has built an active sales pipeline of 65 sales opportunities with 43 potential customers as of the end of the third quarter of 2012. In the first three quarters of 2012 we shipped products to 15 new customers and received repeat orders from 10 customers. We continue to service a multi-year contract with a domestic Class 1 rail line and we delivered on a test sales order to a second domestic Class 1 rail line. Our backlog is comprised of purchase orders and a multi-year delivery contract totaling approximately $10 million through 2013. These new sales opportunities, as well as the rate of repeat sales to existing customers, give us confidence and we anticipate continued and accelerated market penetration and revenue growth.

From Proof-of-Concept to Expanding Sales Pipeline

Approximately two years ago, when I joined AXION, the Company was in its proof of concept stage and had deployed our products across various projects. The organization had three employees, no revenue for the 4th quarter of 2010, one contract manufacturer, and a limited sales pipeline. The Company was not positioned, staffed, or capitalized to make the critical investments necessary to build the world-class manufacturing business for infrastructure-grade products sold to high profile customers around the world that we now have today.

What AXION did have in place were two very valuable assets: a patent-protected technology and products that have ten years of documented, proven durability, with a zero failure rate. The technology and products have been used in critical applications including the construction of bridge structures that support M-1 tanks at a U.S. Army base. These assets were built by the original AXION team and leading scientists and engineers at Rutgers University, our licensing partner.

Over the past two years our achievements have been monumental. What we have accomplished in terms of building our own Company’s infrastructure is all the more impressive when you consider that we are leading the creation of a completely new segment within the infrastructure building materials industry. At AXION we are bringing green infrastructure building products to market that offer equivalent product performance and superior long-term ROI when compared with many traditional materials. Although it is an enormous and challenging undertaking to develop and deliver a new class of building materials, we believe that by being on the forefront, we have positioned AXION as the future dominant player in the green building materials space.

AXION International, Inc.

180 South Street, Suite 104, New Providence, New Jersey 07974-1991

908.542.0888 o | 908.542.0999 f | info@axih.com | www.AXIH.com

AXION International

Achievements in Operations & Market Development

AXION has built an operating business and a foundation for the future. I am particularly proud of our achievements over the past two years in three key areas: 1) Manufacturing and Quality, 2) Advancements in Market Adoption, and 3) Marketing and Sales.

Manufacturing and Quality

In order to consistently build the necessary volume of high-quality products to the specifications required by customers, we made capital investments in expanded manufacturing and quality systems. Two years ago we were a spot manufacturer. Today, we have molds and supporting equipment that will allow for $30 to $40 million in annual revenue at two contract manufacturing facilities. Our Company now has full time directors of quality, manufacturing, and materials supply. We have identified new raw material streams that enable our technology to reach even higher mechanical properties for our products, opening new market categories.

Advancements in Market Adoption

Market adoption of our products increases with each successful implementation that proves our products are durable and maintain their structural properties over time. AXION began with a well-documented project using its STRUXURE™ infrastructure building products when it worked with the U.S. Army Corps of Engineers to build bridges that support 70 ton M-1 tanks. Meeting the high standards of the Army Corps of Engineers resulted in strong data, credibility and recognition for STRUXURE™ in the large-form construction materials market. Our ECOTRAX™ rail ties have been tested and proven for many years in the U.S. Recent third party testing on AXION formulated rail ties that have been in track use for over eight years showed that they continue to meet and exceed American Railway Engineering and Maintenance-of-Way Association (AREMA) standards.

All of our products have also been tested to American Society of Testing and Materials (ASTM) standards. In conjunction with Parsons Brinckerhoff, a global leader in designing and building critical infrastructure projects around the world, AXION published the first-ever composite bridge design guide. This is very significant since now structural engineers can use this design guide to build composite bridges that are up to 25 feet long, to a recognized high standard.

We have been working with numerous potential customers, both private and governmental organizations, to advance market adoption. Having concluded successful lab and in-track testing significantly increases our chances to win large, long-term, supply agreements. Below are some highlights:

•	Completed a one-year in-track test in Chile with one of the largest mining companies in the world
•	Completed the first half of a one-year in-track test in Brazil with a major freight line
•	Completed our first boardwalk structure in DuPage County, Illinois
•	Engineered, designed, and completed test for heavy construction equipment mats, an exciting new market for us
•	Won a competitive contract to design and build longer, custom switch ties for the Long Island Rail Road
•	Successfully completed lab testing and creation of a Composite Sleeper specification in Western Europe with one of the largest railroads in Europe and we are scheduled to move to in-track testing in this first quarter of 2013
•	Completed lab testing as well as in-track testing in Australia with a major freight and commuter rail line
•	Submitted composite rail tie specification documentation to the railway institute for several of the largest Eastern European countries
•	Constructed two short-span highway bridges in Maine and in Ohio
•	Pre-fabricated a bridge designed to span 90 feet, in our Pennsylvania facility, which was shipped and installed in Scotland
•	Executed a Distribution Agreement with Alcoa Fastening Systems in Australia and in Eastern Asia
•	Received multiple orders from Bay Area Rapid Transit in the U.S. and various customers in Australia
•	Received opening orders from Kiwi Rail and a major rail line in Eastern Asia

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AXION International

 Marketing and Sales

We have invested in building brand equity through the development of a sales and marketing team, through advertising, and through a strong presence at trade shows. These investments into sales and marketing, which increased by 192% in the first nine months of 2012 as compared to same period in 2011, are positioning AXION as the market leader in large-form composite building materials. We have implemented a diligent business development process that aligns our new, higher mechanical properties with our current and future products and corresponding price points. This process allows us to identify key markets to pursue with a very diligent business case.

New additions to our sales and marketing team include a vice president of building materials, a director of business development, and a sales manager for ECOTRAX™. We have received trademarks for our ECOTRAX™ and STRUXURE™ products.

Our primary sales efforts have focused on ECOTRAX™ products in the rail industry and specialty markets around the globe. ECOTRAX™ is engaged in track testing or lab testing on all continents except Antarctica. We exhibited at three rail shows in 2012 including the National Railroad Construction Conference, the AREMA Conference, and the Aus Rail Conference in Brisbane, Australia. We invested in advertisements in several trade publications including Progressive Rail Magazine, Railway Track & Structures, Mass Transit Magazine, Railway Age, Urban Transport Agenda and associated websites.

Moving beyond the rail business, during the 3rd quarter we made a huge push forward with our STRUXURE™ building products. We are currently engaged in 28 new sales opportunities across 25 customers for STRUXURE™. Nearly all of these opportunities developed in the third quarter. Through our third party sales engineer, we are working with state and local building officials to receive approvals for STRUXURE™ infrastructure building materials, as well as working with engineering firms and departments of transportation in many states for more opportunities.

Our more recent launch of STRUXURE™ heavy construction equipment mats in December 2012 is an immediate revenue opportunity, with our first test installation proving a tremendous success. It was determined in this installation that AXION mats provide key advantages over traditional wood mats. Our mats are more durable and therefore they last longer. It is expected that our STRUXURE™ heavy construction equipment mats will last up to five times longer in application.  Additional benefits are that our mats are lighter and easier to transport. These key advantages represent a solid value proposition to the buyer. We’ve received strong interest in this new product line and anticipate purchase orders to follow. This opens a segment of the $147 billion non-building construction market in the U.S. for AXION.

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AXION International

AXION’s impressive customer list is comprised of some of the largest rail lines in the U.S. and globally including a domestic Class 1 rail line, Long Island Rail Road, Bay Area Rapid Transit, Dallas Area Transit, Calgary Transit, Miami-Dade Transit, Washington Metropolitan Area Transit Authority, and Office National des Chemins de Fer du Maroc (Morocco). Leading engineering firms and contractors have designed and constructed structures with our products including McLaren Engineering Group, Parsons Brinkerhoff, Centennial Contractors Enterprises, English Construction Company, WECC, and Northeast Remsco Construction.

Positioned for Future Growth

AXION operates in a very large market where there is tremendous upside for the growth of a proprietary product like ours. In a relatively short period we have transformed AXION into an operational, technology-driven manufacturing and sales company with patent-protected products. This has required capital investments and efficient cash management. I’m proud of how effectively our team has managed AXION’s resources. In the past two years we’ve raised $17.5 million. Our recent round of funding was completed by investors that are extremely supportive of our growth initiatives and we believe all of our long-term stakeholders of our Company will be well rewarded as we grow and become the ‘green’ infrastructure solution domestically and internationally.

AXION is now entering its most exciting time of growth. We have in place the requisite corporate and operational infrastructure to bring to market a phenomenal product line which is a technological breakthrough in green building materials. We are positioned to grow into a market dominant leader in composite building materials. My team and I look forward to delivering upon our commitment to our shareholders, our customers, our industry, and the environment.

Sincerely,

Steven Silverman

President & CEO

AXION International Holdings

Forward-Looking Statements

This letter contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause AXION’s actual results to differ materially from those currently anticipated, including the availability of materials at favorable pricing, sufficient manufacturing capability and the risk factors identified in AXION’s filings with the Securities and Exchange Commission.

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